UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 25, 2020

Date of Report (Date of earliest event reported)

SLINGER BAG INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-214463	61-1789640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2709 N. Rolling Road, Suite 138
Windsor Mill, MD
21244

(Address of Principal Executive Offices)

(443) – 407 7564

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: Not Applicable

Emerging growth company [X]

Item 1.01	Entry into a Material Definitive Agreement

On August 24, 2020, Slinger Bag Americas Inc., a wholly-owned subsidiary of Slinger Bag Inc. (the “Company”), entered into a distribution agreement (the “Morrocco Agreement”) Planet Sport Sarl (“Planet Sport”) that makes Planet Sport the Company’s exclusive distributor in Morrocco of Slinger Bag’s line of products, including, but not limited to, tennis ball launcher devices, tennis ball launcher accessories, sports bags, tennis balls tennis court accessories and other tennis related products to be marketed by the Company through December 31, 2025. Pursuant to the Morrocco Agreement, Planet Sport has committed to purchase for distribution a minimum of 1,000 Slinger Bag Tennis Ball Launchers through the end of 2025.

On August 25, 2020, the Company entered into a distribution agreement (the “New Zealand Agreement”) with Sporting Good Specialists Ltd (“SGS”) that makes SGS the Company’s exclusive distributor in New Zealand of Slinger Bag’s line of products, including, but not limited to, tennis ball launcher devices, tennis ball launcher accessories, sports bags, tennis balls tennis court accessories and other tennis related products to be marketed by the Company through December 31, 2025. Pursuant to the New Zealand Agreement, SGS has committed to purchase for distribution a minimum of 100 Slinger Bag Tennis Ball Launchers through the end of 2025, which is subject to adjustment.

On September 2, 2020, the Company entered into a distribution agreement (the “Australia Agreement”) with Sports Warehouse Australia Pty Ltd (“SWA”) that makes SWA the Company’s exclusive distributor in Australia of Slinger Bag’s line of products, including, but not limited to, tennis ball launcher devices, tennis ball launcher accessories, sports bags, tennis balls tennis court accessories and other tennis related products to be marketed by the Company through December 31, 2025. Pursuant to the Australia Agreement, SWA has committed to purchase for distribution a minimum of 2,500 Slinger Bag Tennis Ball Launchers through the end of 2025, which is subject to adjustment.

The foregoing descriptions of the agreements are only a summary and are qualified in their entirety by the terms of the agreements attached as exhibits hereto.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective September 7, 2020, Yonah Kalfa, the majority shareholder of Slinger Bag Inc. (the “Company”), signed a service agreement with the Company (the “YK Service Agreement”) that formally appoints Mr. Kalfa as the Company’s Chief Innovation Officer.

Mr. Kalfa, age 38, invented the technology underlying the Company’s tennis ball launcher and opened the first company in the Slinger Bag family of companies, Slinger Bag Limited, in 2018.

Pursuant to the YK Service Agreement, Mr. Kalfa will receive an annual base salary of $180,000 (the “YK Base Salary”). The YK Base Salary will be reviewed annually by the Company’s board of directors (the “Board”) The YK Base Salary may be increased by the Board from time to time during the Term, but shall be reviewed by the Board at least annually.

Mr. Kalfa has agreed to defer the receipt of the YK Base Salary until such time as Mr. Kalfa and the Company agree otherwise.

Mr. Kalfa also has the right to receive additional compensation in the form of cash or shares in cases of extraordinary contribution by him to the benefit of the Company as the Board of Directors of the Company will decide.

Mr. Kalfa will be entitled to participate in any bonus plan or incentive compensation plans as approved by the Company from time-to-time. Mr. Kalfa’s bonus payment level will be set at a minimum of 25% of then then applicable YK Base Salary.

Mr. Kalfa’s employment may be terminated by the Company upon 30 days’ notice for breach of agreement, gross negligence and crimes and dishonesty or at any time by giving Mr. Kalfa 180 days prior written notice of the termination.

Mr. Kalfa may terminate his employment with the Company for breach of agreement, non-payment change of responsibilities or compensation or change of location or at any time by giving the Company 180 days prior written notice of the termination.

In the event of termination of the YK Service Agreement without cause or by Mr. Kalfa for good reason, then Mr. Kalfa shall be entitled to receive, and the Company shall pay Mr. Kalfa an amount in lieu of the YK Base Salary and benefits that would have accrued to Mr. Kalfa for the greater of (a) the unexpired portion of the term of the YK Service Agreement or (b) two (2) years.

The foregoing description of the YK Service Agreement is only a summary and is qualified in its entirety by the terms of YK Service Agreement attached as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following documents are filed as exhibits to this report.

10.1	Distribution Agreement with Planet Sport Sarl dated August 24, 2020
10.2	Distribution Agreement with Sporting Goods Specialist Ltd dated August 25, 2020
10.3	Distribution Agreement with Sports Warehouse Australia Pty Ltd dated September 2, 2020
10.4	Service Agreement with Yonah Kalfa dated September 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Slinger Bag inc.
a Nevada corporation

/s/ Mike Ballardie
Dated: September 9, 2020	By:	Mike Ballardie
Chief Executive Officer and Sole Director